Exhibit 99.1

MYOS RENS Technology Inc. Adopts Shareholder Rights Plan

CEDAR KNOLLS, NJ — (Marketwired) — 02/14/17 —BUSINESS WIRE)— MYOS RENS Technology Inc. (the "Company") (Nasdaq: MYOS) today announced that its Board of Directors (“Board”) has adopted a shareholder rights plan (the "Rights Plan").

The Board adopted the Rights Plan to ensure that the Board remains in the best position to perform its fiduciary duties and enable all of the Company’s shareholders to receive fair and equal treatment. The Rights Plan is also designed to allow all of the Company’s shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating its shareholders for such control or providing the Board sufficient time to make an informed judgment.

The Company’s commitment to driving shareholder value remains steadfast through a focused growth strategy of targeted clinical trials, launching new brands and establishing strategic partnerships.  The Company believes the adoption of the Rights Plan will allow it to continue to execute its strategy.

While the Company does not comment on specific discussions with shareholders, it welcomes all constructive input towards the goals of positioning the Company as a leading bio-nutrition focused company and enhancing shareholder value.

The Rights Plan is similar to plans adopted by numerous publicly traded companies. It was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Rights Plan, the Company is issuing one right for each share of its common stock outstanding at the close of business on February 24, 2017.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's common stock. In that situation, each holder of a right (other than such acquiring person or group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a market value of twice the exercise price of the right. Any existing shareholder or group that has beneficial ownership of 10% or more of the Company's common stock will be grandfathered at its current ownership level, but the rights will become exercisable if at any time after the announcement of the Rights Plan such shareholder or group increases its ownership of the common stock.

At any time after any person or group acquires beneficial ownership of 10% or more of the Company's common stock, the Board, at its option, may exchange each right (other than rights owned by such acquiring person or group which will have become void) in whole or in part, at an exchange ratio of two shares of common stock per outstanding right (subject to adjustment).

The rights will expire on February 14, 2020. The Board may redeem the rights for $0.001 per right at any time before an event that causes the rights to become exercisable.

Further details regarding the Rights Plan are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on February 14, 2017.

About MYOS RENS Technology Inc.

MYOS RENS Technology (MYOS), “The Muscle Company™”, is a Cedar Knolls, NJ-based biotherapeutics and bionutrition company focused on developing products that improve muscle health and performance and bringing them to market. MYOS is the owner of Fortetropin®, the world's first clinically demonstrated myostatin reducer. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. Fortetropin® is manufactured to optimize biological activity, which MYOS believes has the potential to redefine existing standards of physical health and wellness enhancement. For more information on MYOS and its proprietary ingredient, Fortetropin®, visit www.myosrens.com.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the ability to create new products through research and development, the successful launch of our products, the success of our research and development, the results of the clinical evaluation of Fortetropin® and its effects, the ability to enter into partnership opportunities, the ability to generate the forecasted revenue stream and cash flow from sales of our products, the ability to achieve a sustainable, profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, competition from other providers and products, the continued listing of our securities on the Nasdaq Stock Market, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration. Our products are not intended to diagnose, treat, cure or prevent any disease.